The Prudential Series Fund, Inc.
For the fiscal period ended 12/31/2007
File number 811-03623

                                  SUB-ITEM 77D
                  Policies With Respect to Security Investment


                           THE PRUDENTIAL SERIES FUND

   Supplement dated August 15, 2007 to the Statement of Additional Information
                                dated May 1, 2007

This supplement sets forth certain changes to the Statement of Additional Information (SAI) of The Prudential Series Fund (the Fund) dated May 1, 2007 with respect to the indicated Portfolios of the Fund. The Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Fund's Prospectus and SAI and should be retained for future reference.

I. Fees & Expenses of the Portfolios

The section appearing in Part I of the SAI entitled "Management & Advisory Arrangements-Fee Waivers/Subsidies" is hereby revised by deleting the first and second paragraphs of this section, as well as the table entitled "Fee Waivers & Expense Limitations," and substituting the following new discussion and table:

      PI may from time to time waive all or a portion of its management fee and/or subsidize all or a portion of the operating expenses of the Portfolios. Fee waivers and subsidies will increase a Portfolio's return.

      Effective as of July 1, 2007, PI voluntarily agreed to waive a portion of its management fee and/or limit total expenses (expressed as an annual percentage of average daily net assets) for certain Portfolios of the Fund, as set forth in the table below. These expense limitations do not include the Rule 12b-1 fee and the administration fee applicable to Class II shares. The expense limitations may be discontinued or otherwise modified at any time.

          Portfolio                 Fee Waiver and/or
                                    Expense Limitation
          Government Income         Limit Portfolio
                                    expenses to 0.75%
          Stock Index               Limit Portfolio
                                    expenses to 0.75%
          Value                     Limit Portfolio
                                    expenses to 0.75%
          SP AIM Core Equity        Limit Portfolio
                                    expenses to. 1.00%
          SP Mid Cap Growth         Limit Portfolio
                                    expenses to. 1.00%
          SP Small Cap Value        Limit Portfolio
                                    expenses to 1.05%
          SP Strategic Partners     Limit Portfolio
          Focused Growth            expenses to 1.25%
          SP International Growth   Limit Portfolio
                                    expenses to 1.24%


II. SP Mid Cap Growth Portfolio: New Subadviser

Effective on or about November 19, 2007, Neuberger Berman Management, Inc. (Neuberger Berman) will replace Calamos Advisors LLC as the subadviser to the SP Mid Cap Growth Portfolio.


PSFSAISUP1





To reflect the appointment of Neuberger Berman as a subadviser, the indicated sections of the SAI are revised effective on or about November 19, 2007:

The section of Part I of the SAI entitled "How the Fund is Managed-Management & Advisory Arrangements-Subadvisers" is revised by deleting the information pertaining to the SP Mid Cap Growth Portfolio appearing in the table entitled "Portfolio Subadvisers and Fee Rates" and substituting the following new information:

       Portfolio   Subadviser          Fee Rate
       SP Mid Cap  Neuberger Berman    0.40% to $1
       Growth      Management, Inc.    billion in
       Portfolio                       assets;
                                      0.35% over $1
                                      billion in
                                      assets


The "Aggregation Notes to Subadviser Fee Rate Table" and "Fee Waiver Notes to Subadviser Fee Rate Table" are hereby revised by adding the SP Mid Cap Growth Portfolio as a Portfolio subject to asset aggregation for purposes of the subadvisory fee calculation, and as a Portfolio subject to the Neuberger Berman subadvisory fee waiver arrangement.

The section of Part I of the SAI entitled "Management & Advisory Arrangements-Additional Information About the Portfolio Managers-Other Accounts & Fund Ownership" is hereby revised by deleting the existing portfolio manager information in the table for SP Mid Cap Growth Portfolio and substituting the following new information. Information is furnished as of August 15, 2007.

       SP Mid Cap Growth Portfolio
Subadviser  Portfoli  Registered Other      Other     Ownership
            o         Investment Pooled     Accounts  of Fund
            Manager   Companies  Investment          Securities
                               Vehicles
Neuberger   Kenneth   3 / $1.271 None       24 / $575 None
Berman      J. Turek  billion              million
Management
, Inc.


III. Fund Officers

Jack Benintende has resigned as an Assistant Treasurer of the Fund. Peter Parrella has been elected by the Board as an Assistant Treasurer of the Fund. Lee Augsburger has resigned as Chief Compliance Officer of the Fund. Timothy Knierim has been elected by the Board as the Chief Compliance Officer of the Fund. To reflect these changes, the section of Part I of the SAI, entitled Information About Trustees and Officers" is hereby amended by deleting all references and information pertaining to Messrs. Benintende and Augsburger and substituting the following new information pertaining to Messrs. Parrella and
Knierim:

      Fund
     Officers
 Name, Address and Age      Principal Occupation(s) During
 Position with the Fund     the Past Five Years
 Peter Parrella (48)        Vice President (since 2007)
 Assistant Treasurer        within Prudential Mutual Fund
                            Administration; formerly Tax
                            Manager at SSB Citi Fund
                            Management LLC (1997-2004).
 Timothy J. Knierim (48)    Chief Compliance Officer of
 Chief Compliance Officer   Prudential Investment
                            Management, Inc. (since July
                            2007); formerly Chief Risk
                            Officer of PIM and PI (2002-
                            2007) and formerly Chief Ethics
                            Officer of PIM and PI (2006-
                            2007).



PSFSAISUP1